Exhibit 3.172

SEVENTH AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
INTELLIGENT RESULTS, INC.

Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act (the “Act”), the following constitutes the Seventh Amended and Restated Articles of Incorporation of Intelligent Results, Inc.

FIRST: The corporate name for the corporation (hereinafter called the “corporation”) is Intelligent Results, Inc.

SECOND: The number of shares which the corporation is authorized to issue is one thousand (1,000), all of which are of a par value of $.01 dollars each and are of the same class and are to be Common shares.

THIRD: The street address of the initial registered office of the corporation in the State of Washington is 6500 Harbour Heights Pkwy, Suite 400, Mukilteo, Washington 98275.

The name of the initial registered agent of the corporation at the said registered office is Corporation Service Company.

FOURTH: The purposes for which the corporation is organized are as follows:

To engage in any lawful business.

To have all of the general powers granted to corporations organized under the Act, whether granted by specific statutory authority or by construction of law.

FIFTH: No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued if the same have been reacquired and if their reissue is not prohibited, and any and all of such rights and options may be granted by the Board of Directors to such individuals and entities, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SIXTH: Subject to Article VI of the Bylaws of the corporation, the corporation shall indemnify any individual made a party to a proceeding because that individual is or was a director or executive officer (for the purpose of this SIXTH Article, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Act of 1934, as amended) of the corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in

RCW 23B.08.510 through 23B.08.550 of the Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law. If after this SIXTH Article becomes effective, the Act is amended to authorize corporate action further extending indemnification of directors, then the indemnification of a director of the corporation shall be deemed extended to the fullest extent permitted by the Act, as amended.

SEVENTH: No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this SEVENTH Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310 of the Act or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this SEVENTH Article becomes effective, the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be deemed eliminated or limited to the fullest extent permitted by the Act, as so amended.

EIGHTH: Any repeal or modification of the SIXTH Article or SEVENTH Article shall be prospective and shall not affect the rights under the SIXTH Article or SEVENTH Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

NINTH: Except as otherwise prescribed by the provisions of Section 23B.07.270 of the Act, with respect to any shareholder action for which the vote of at least a two-thirds proportion of all the votes entitled to be cast by any voting group of shareholders of the corporation is otherwise required by the provisions of the Act for the adoption of that action, the vote of at least a majority of all votes entitled to be cast by such voting group shall be sufficient for the adoption of that action.

TENTH: Any action required or permitted by the provisions of the Act to be taken at a shareholders’ meeting may be taken without a meeting or a vote if the action is taken by shareholders holding of record or otherwise entitled to vote in the aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted, to the fullest extent and in the manner authorized by the provisions of Section 23B.07.040 of the Act.

ELEVENTH: Shareholders shall not be entitled to cumulate their votes in the election of directors.

TWELFTH: The duration of the corporation shall be perpetual.

[Signature Page to Follow]

IN WITNESS WHEREOF, these Seventh Amended and Restated Articles of Incorporation have been subscribed this 1st day of March, 2007, by the undersigned who affirms that the statements made herein are true and correct.

INTELLIGENT RESULTS, INC.

/s/ David P. Bailis
David P. Bailis
President